STOCK PURCHASE AGREEMENT

                                 by and among

                    THE BLACKROCK STRATEGIC TERM TRUST INC.

                              BGT SUBSIDIARY INC.

                                      and

                       J.P. MORGAN VENTURES CORPORATION

                                  dated as of

                               November 29, 2001










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                           STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT, dated as of November 29, 2001 (this "Agreement"), by and among The BlackRock Strategic Term Trust, Inc. a Maryland corporation (the "Selling Stockholder"), BGT Subsidiary Inc., a Maryland corporation (the "Company") and J.P. Morgan Ventures Corporation, a Delaware corporation (the "Purchaser").


                  WHEREAS, the Selling Stockholder is the owner of all the outstanding shares of the Company;

                  WHEREAS, on the terms and subject to the conditions set forth herein, the Selling Stockholder desires to sell to the Purchaser, and the Purchaser desires to purchase from the Selling Stockholder, twenty-two percent of the capital stock of the Company;

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                  ARTICLE I
                          PURCHASE AND SALE OF SHARES

                  Section 1.1 Purchase and Sale of Shares. Upon the terms and subject to conditions of this Agreement, at the Closing (as defined in Section
1.2 hereof), the Selling Stockholder shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall accept from the Selling Stockholder, 12,652,341 shares (the "Shares") of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), free and clear of any and all liens, charges and encumbrances, for an aggregate purchase price determined in accordance with Article II of this Agreement (the "Purchased Shares").

                  Section 1.2 Closing. The closing of the purchase and sale of the Shares contemplated hereby (the "Closing") will take place at 12:00 noon, New York time or such other time as agreed to by the parties, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article ? hereof (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP in New York, New York unless another date or place is agreed to in writing by the parties hereto.

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                  Section 1.3 Payment on the Closing Date. Subject to the
satisfaction or waiver of all the conditions set forth in Article VI hereof, at the Closing the Purchaser shall pay the Selling Stockholder the Share Purchase Price (as defined in Section 2.1 hereof), by wire transfer in immediately available funds to the account or accounts specified by the Selling Stockholder in a written notice delivered to the Purchaser.

                 Section 1.4 Deliveries by the Selling Stockholder. At the Closing, the Selling Stockholder shall deliver to the Purchaser:

                (a) A certificate from the Company's Secretary evidencing the Purchaser's ownership of the Purchased Shares;

                (b) All other documents required to be delivered by the Selling Stockholder or the Company on or prior to the Closing Date pursuant to this Agreement;

                Section 1.5 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes (including penalties and interest) incurred in connection with the transaction contemplated by this Agreement shall be paid by the Selling Stockholder.

                                  ARTICLE II
                                PURCHASE PRICE

                Section 2.1 Purchase Price and Payment. The purchase price for the Shares shall be $121,042,415.88 (the "Share Purchase Price"), an amount equal to the product of (a) $9.5668 (the net asset value per Share of the Company Common Stock computed in accordance with the asset valuation procedures consistently used by the Company as of the close of regular trading on the New York Stock Exchange on the business day prior to the day of the Closing) and (b) 12,652,341 (the number of Purchased Shares).

                                 ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF
                    THE COMPANY AND THE SELLING STOCKHOLDER

                The Company and the Selling Stockholder each represent and warrant to the Purchaser as follows:

                Section 3.1 Organization. Except as provided for on Schedule A, it


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is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own all of its assets and to carry on its business as it is now being conducted and to carry out this Agreement.

                Section 3.2 Registration under the 40 Act. It is duly registered under the Investment Company Act of 1940 (the "40 Act") as a diversified, closed-end management investment company and such registration has not been revoked or rescinded and is in full force and effect. It has elected and qualified for the special tax treatment afforded regulated investment companies under Sections 851-855 of the Internal Revenue Code of 1986, as amended.

                Section 3.3 Capitalization. The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock. As of the date hereof, (i) 57,510,639 shares of Company Common Stock are issued and outstanding and (ii) no shares of Company Common Stock are issued and held in the treasury of the Company. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Selling Stockholder.

                Section 3.4 Authorization; Validity of Agreement. The Selling Shareholder has the full power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of its Board of Directors, and this Agreement constitutes a valid and binding contract of the Selling Shareholder enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto and to the discretion of courts regarding matters of equity.

                 Section 3.5       No Violations; Consents and Approvals.

                 (a) Neither the execution and delivery of this Agreement by the Company or the Selling Stockholder nor the consummation by the Company or the Selling Stockholder of the transactions contemplated hereby will violate any provision of the certificate of incorporation or bylaws of either the Company or the Selling Stockholder; and

                 (b) no consent, approval, authorization or order of any court of governmental authority is required for the consummation of the sales of the Shares by the Selling Shareholder.

                 Section 3.6       Financial Statements


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                (a) The Purchaser has been furnished with the most recent
statement of assets, liabilities and capital and schedule of investments in the Company.

                (b) The Company has no known liabilities of a material amount, contingent or otherwise, other than those shown on the Company's statements of assets, liabilities and capital referred to above and those incurred in the ordinary course of its business as an investment company since the end of the Company's most recently completed fiscal year.

                Section 3.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article ?, neither the Company nor the Selling Shareholder makes any other express or implied representation or warranty on behalf of the Company or the Selling Shareholder.

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                               OF THE PURCHASER

                The Purchaser represents and warrants to the Selling Shareholder as follows:

                Section 4.1 Organization. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own all of its assets and to carry on its business as it is now being conducted and to carry out this Agreement.

                Section 4.2 Authorization; Validity of Agreement. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby.

                Section 4.3 No Violations; Consents and Approvals. Neither the execution and delivery of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby will violate any provision of the certificate of incorporation or bylaws of the Purchaser.

                Section 4.4 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Purchaser makes no other express or implied representation or warranty on behalf of the Purchaser or any of its affiliates.


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                                   ARTICLE V
                                   COVENANTS

                Section 5.1 Interim Operations of the Company. The Company covenants to operate its business as presently conducted between the date hereof and the Closing Date.

                Section 5.2 Liquidation Covenants. The Company and the Selling Stockholder covenant that, with respect to the portfolio of assets held by the Company (the "Portfolio"):

                (a) The Purchaser shall be entitled to review and consult, to its reasonable satisfaction, with the Company and the Selling Stockholder about the trading prices and liquidating prices of any and all assets in the Portfolio.

                (b) The Company and the Selling Stockholder shall take all action (corporate or otherwise) necessary to distribute the proceeds from the liquidation of the Portfolio to the Purchaser in cash by December 31, 2001.

                Section 5.3 Maturity Covenant. To the extent the Company purchases additional securities for inclusion in the Portfolio, any such additional securities shall have a final maturity of no greater than December 31, 2001 and not have a credit rating lower than A-1 or P-1.

                Section 5.4 Further Assurances. From and after the Closing Date, the Company and the Selling Stockholder agree to provide the Purchaser any information reasonably required by the Purchaser relating to the Company, Selling Stockholder and the Portfolio. The Purchaser acknowledges that such information might constitute nonpublic inside information regarding the Selling Stockholder, and the Purchaser agrees that it would hold any such information in confidence and will not enter into transactions in shares of the Selling Stockholder while in possession of material nonpublic information regarding the Selling Stockholder.

                Section 5.5 Anti-Dilution. Neither the Company nor the Selling Stockholder shall take any action (separate or otherwise) that would result in Purchaser owning less than 22% of the issued and outstanding common stock of the Company.


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                                  ARTICLE VI
                                  CONDITIONS

                Section 6.1  Conditions to Closing.

                (a) Conditions to Obligation of the Purchaser. The obligation of the Purchaser to effect the transactions contemplated hereby are further subject to the satisfaction or, to the extent permitted by applicable law, waiver at or prior to the Closing of the following condition: the representations and warranties of the Company and the Selling Stockholder set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                (b) Conditions to Obligation of the Selling Stockholder. The obligation of the Selling Stockholder to effect the transactions contemplated hereby are further subject to the satisfaction or, to the extent permitted by applicable law, waiver at or prior to the Closing of the following condition: the representations and warranties of the Purchaser set forth in Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                                 ARTICLE VII
                                INDEMNIFICATION

                Section 7.1 Indemnification for Breach of Representation or Warranties. From and after the Closing, the Company and the Selling Stockholder shall each severally indemnify and hold harmless the Purchaser from and against any and all liabilities, losses, expenses (including reasonable attorneys fees incurred thereby, arising out of, or resulting from any breach of any representation or warranty made by it in this Agreement.)

                Section 7.2 Indemnification for Tax Matters. From and after the Closing, the Company and the Selling Stockholder shall indemnify and hold harmless the Purchaser from and against any and all expenses (including costs of investigations and reasonable attorneys' fees) arising out of or resulting from any inquiry or controversy by a governmental authority with respect of the Purchaser's acquisition of the Purchased Shares.



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                                 ARTICLE VIII
                                  TERMINATION

                Section 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing occurs:

                (a) By the mutual written consent of the Purchaser and the Selling Stockholder; or (b) By the Selling Stockholder or the Purchaser, if the Closing shall not have occurred on or prior to the date that is seven (7) days after the date of this Agreement, or on such other date, if any, as the Purchaser and the Selling Stockholder shall agree in writing.

                Section 8.2  Effect of Termination.

               (a) In the event of the termination of this Agreement as provided in Section 8.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Purchaser, the Selling Stockholder or the Company except liabilities with respect to any prior breach.

                                  ARTICLE IX
                                 MISCELLANEOUS

               Section 9.1 Survival. Notwithstanding anything herein to the contrary, all of the representations and warranties of the parties contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing until ninety (90) days following the Closing Date and for such further period as may be required to resolve any claim made prior to such expiration.

               Section 9.2  Amendment; Waiver.

               (a) This Agreement may be amended, modified or supplemented by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               Section 9.3 Notices. Any notice, request, instruction or other document to be given hereunder by any person under this Agreement to the others



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shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by nationally recognized overnight courier, or by facsimile::

                 (a)   if to the Company or the Selling Stockholder:


                  c/o The BlackRock Strategic Term Trust Inc.
                  100 Bellevue Parkway
                  Wilmington, Delaware 19809
                  Telephone:  (212) 754-5579
                  Facsimile:   (212) 754-8758
                  Attention:   Richard Shea, Esq.

                  with a copy to:
                  --------------

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Time Square
                  New York, New York 10036
                  Telephone:  (212) 735-3000
                  Facsimile:  (212) 735-2000
                  Attention: Richard T. Prins, Esq.

                  (b)      if to the Purchaser:


                  J.P. Morgan Ventures Corporation
                  270 Park Avenue
                  New York, New York 10017
                  Telephone:  ______________
                  Facsimile:   ______________
                  Attention:   Kathleen Juhase, Esq.
                  and to:
                  Telephone:  Susan Sperling
                  Facsimile:   (212) 834-5040
                  Attention:   (212) 834-6558

                  Section 9.4 Transferability. After the Closing, Purchaser shall have the ability to sell any or all of the Purchased Shares to any third party or affiliate. Notwithstanding the foregoing, the Purchaser understands and agrees the Purchased Shares have not been registered under the Securities Act of 1933 (the "Securities Act") and that no interest in the Purchased Shares may be offered, sold, pledged or otherwise transferred except, (a) pursuant to a registration statement that has been declared


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effective under the Securities Act, (b) to an "Accredited Investor" within the meaning of Rule 501 under the Securities Act that is acquiring any interest in Purchased Shares for its own account, or for the account of such an Accredited Investor, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act, it being understood that, if any resale or transfer of any interest in Purchased Shares is proposed to be made pursuant to this Section 9.4(b), the Purchaser shall deliver a letter from the transferee third party to the Company, in form and substance reasonably satisfactory to the Company, which shall represent, among other things, that the transferee third party is an Accredited Investor and that it is acquiring such interest in Purchased Shares for investment purposes and not with a view to distribution or (c) pursuant to any other available exemption from the registration requirements under the Securities Act.

               Section 9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.

               Section 9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

               Section 9.7 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter hereof.

               Section 9.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               Section 9.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

               Section 9.10 Submission to Jurisdiction. Each of the Selling Stockholder, the Company and the Purchaser hereby irrevocably submit in any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated hereby to the exclusive jurisdiction of the United States District Court



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for the Southern District of New York and the jurisdiction of any court of the
State of New York located in the City of New York, Borough of Manhattan. The parties hereto waive any and all objections to the laying of venue of any such litigation in such jurisdiction and agree not to plead or claim in any such litigation that such litigation has been brought in an inconvenient forum.

               Section 9.11 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver and (iii) each such party makes this waiver voluntarily.



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               IN WITNESS WHEREOF, the undersigned have caused this
Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.



                                    BLACKROCK STRATEGIC TERM TRUST INC.


                                    By:   ____________________________
                                          Name:      Richard Shea, Esq.
                                          Title:     Vice President

                                    BGT SUBSIDIARY INC.


                                    By:   ____________________________
                                          Name:      Richard Shea, Esq.
                                          Title:     Vice President

                                    J.P. MORGAN VENTURES CORPORATION


                                    By:   ____________________________
                                          Name:      Kathleen Juhase, Esq.
                                          Title:     Secretary





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